EXHIBIT 10.1

GUARANTEE
This Guarantee (the “Guarantee”), dated as of February 21, 2017, is made by FirstEnergy Corp., an Ohio corporation (“FirstEnergy”), in favor of all certain employees the who participate in the FirstEnergy Corp. Cash Balance Pension Restoration Plan (“Restoration Plan”).
WHEREAS, FirstEnergy maintains the Restoration Plan for certain employees (each such employee, a “Participant” and, collectively, the “Participants”) who work for a “Participating Employer”, as defined therein; and
WHEREAS, each Participating Employer, in accordance with the terms of the Restoration Plan, is obligated to pay any benefit accrued by eligible Participants who were employed by such Participating Employer to the extent such benefits were accrued while the Participant was employed by such Participating Employer; and
WHEREAS, under the terms of the Restoration Plan eligible Participants may accrue additional benefits; and
WHEREAS, FirstEnergy desires to guarantee the payment of benefits that are currently accrued, and which will accrue in the future, under the Restoration Plan.
NOW, THEREFORE, FirstEnergy agrees as follows:

1.	FirstEnergy does hereby guarantee payment of all accrued benefits, and those that will accrue, for all eligible Participants under the terms of the Restoration Plan.

2.
This Guarantee is in addition to the obligations each Participating Employer has under the terms of the Restoration Plan and nothing in this Guarantee shall modify any of the terms and conditions of the Restoration Plan, including, without limitation, the terms related to the time and form of payment of the benefits payable thereunder.

3.
This Guarantee does not relieve the Participating Employer of its primary obligation for payment of the benefits provided under the Restoration Plan, and FirstEnergy's obligations hereunder shall arise upon the failure and ultimate inability of the applicable Participating Employer to pay the benefits when due.

4.	This Guarantee shall be interpreted, and the rights and liabilities of the parties hereto determined, in accordance with the laws (other than conflicts of law provisions) of the State of Ohio.

GUARANTOR
FIRSTENERGY CORP.

/s/ James F. Pearson
James F. Pearson
Executive Vice President and
Chief Financial Officer

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EXHIBIT 10.1

SETTLEMENT AGREEMENT
THIS AGREEMENT is made and entered into as of May 1, 2017, by and among FirstEnergy Corp. (“FE Corp.”) and FirstEnergy Generation, LLC (“FEG” together with FE Corp., “FirstEnergy”) and BNSF Railway Company (“BNSF”) and CSX Transportation, Inc. (“CSXT” together with BNSF, the “Railroads” and, together with FirstEnergy, the “Settling Parties” or any one of them singularly “Settling Party”).
RECITALS
A.WHEREAS, FEG and the Railroads are each party to that certain Rail Transportation Agreement BNSF-C-12569 (the “Contract”);

B.WHEREAS, on April 12, 2017, an arbitration panel (the “Arbitration Panel”) issued a binding decision holding, among other things, FEG liable for breach and repudiation of the Contract, and for damages under the Contract for unshipped tons of coal for the years 2015-2025 (the “Agreed Claims”);

C.WHEREAS, the Railroads assert that the value of the Agreed Claims is $802,935,000 in nominal damages (the “Asserted Amounts”);

D.WHEREAS, FirstEnergy expressly acknowledges that FEG and certain of its affiliates may file petitions for relief under title 11 of the United States Code (the “Chapter 11 Cases” and the debtors under those cases, the “Debtors”);

E.WHEREAS, on April 27, 2017, the Settling Parties entered into a term sheet setting forth the material terms and conditions of a settlement of the Agreed Claims and directing the Settling Parties to enter into this settlement agreement (as may be amended or modified from time to time, this “Settlement Agreement”); and

F.WHEREAS, by this Settlement Agreement, the Settling Parties seek to settle the Agreed Claims and to agree to all other terms and provisions contained herein;

NOW THEREFORE, in consideration of the foregoing and of the mutual covenants set forth herein, the Settling Parties agree as follows.
1.Recitals.    The above recitals are expressly and fully incorporated as terms of this Settlement Agreement.

2.Agreed Claims. The Settling Parties agree that the Railroads hold undisputed, currently unliquidated claims for FEG’s breach and repudiation of the Contract, and for damages for unshipped tons of coal for the years 2015-2025 under the Contract, pursuant to the binding decision issued by the Arbitration Panel on April 12, 2017.

3.Settlement Payment. On account of the Agreed Claims, FEG (and/or FE Corp. as guarantor) will pay to the Railroads $109,000,000 in cash (the “Settlement Amount”), in three installments, to be made as follows: $37,000,000 to be paid on or before May 1, 2017, $36,000,000 to be paid on or before May 1, 2018, and $36,000,000 to be paid on or before May 1, 2019.

4.Unconditional and Independent Guarantee of Settlement Payment by FE Corp. FE Corp. absolutely, unconditionally and continually guarantees payment of the entire Settlement Amount (together with any interest thereon as provided herein and Enforcement Expenses (as defined below)) to the Railroads (the “Guarantee”). Any unpaid balance of the Settlement Amount (together with any interest thereon as provided herein and Enforcement Expenses) shall become immediately due, owing, and payable from FE Corp. to the Railroads upon an Act of Default (as defined below), including the filing of the Chapter 11 Cases, if any. The Guarantee shall be an independent obligation of FE Corp. and shall be a Guarantee of payment (not of collection). The Railroads shall not be required to exhaust any collection remedies or take any other actions against FEG prior to seeking payment from FE Corp. following an Act of Default. FE Corp. shall pay the unpaid portion of the Settlement Amount, including any accrued and unpaid interest and Enforcement Expenses (the “Accelerated Payment”), upon the petition date of the Chapter 11 Cases or the occurrence of any other Act of Default (the “Accelerated Payment Due Date”). If payment of the Accelerated Payment to the Railroads is not satisfied within five (5) business days of the Accelerated Payment Due Date (the “No Interest End Date”), interest on the amounts that remain outstanding shall accrue at a rate of 12% per annum calculated from the day after the payment to which interest applies was due, until the date said payment is made, both dates inclusive, or the maximum interest allowed by applicable law, if lower. For the avoidance of doubt, in the event that any payment made toward the Settlement Amount (or any interest thereon or Enforcement Expenses) by FEG or by FE Corp. is required to be disgorged by the Railroads (or otherwise rescinded, restored or returned) (the “Disgorgement Amounts”) for any reason at any time, then the unpaid balance of the Settlement Amount shall be increased to include the sum of the Disgorgement Amounts, and FEG and FE Corp. shall be responsible for payment to the Railroads of all unpaid balance of the Settlement Amount.

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a.    Guarantee Not Subject to Setoff, etc. The obligations of FE Corp. hereunder shall not be subject to any counterclaim, setoff, deduction or defense (other than payment of the Settlement Amount (together with any accrued interest thereon and Enforcement Expenses)) based upon any claim or defense FEG may have against the Railroads or any claim or defense FE Corp. may have against FEG or any other person and shall remain in full force and effect until payment in full (or other satisfaction) of the entire Settlement Amount (together with any accrued interest thereon and Enforcement Expenses), and such obligations shall not be released, discharged, reduced or in any way affected by, any circumstance or condition whatsoever which might constitute a legal or equitable discharge or defense including, but not limited to: (a) the amendment, supplement or other modification (by operation of law or otherwise) of any of the terms of the Settlement Amount (or the accrued interest thereon or Enforcement Expenses) or the Settlement Agreement, or any part thereof, including any change in the time, manner or place of payment of, or any other term of, all or any of the Settlement Amount (or any accrued interest thereon or any Enforcement Expenses) or Settlement Agreement; (b) the default or failure on the part of FEG to perform or comply with any term of the Settlement Agreement; (c) any waiver, consent, extension, indulgence or other action or inaction under or in respect of the Settlement Agreement; (d) any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or similar proceeding with respect to FEG, or its properties, or any action taken by any trustee or receiver or by any court in any such proceeding; (e) any merger or consolidation of FEG into or with any other person or any direct or indirect sale, lease or transfer of all or any material portion of the assets of FEG to any other person; (f) any change in the ownership of any shares of capital stock of FEG or FE Corp. (including any such change which results in FE Corp. no longer owning, directly or indirectly, the capital stock of FEG); or (g) any other event or circumstance whatsoever (other than payment, or other satisfaction, in full of the Settlement Amount (together with any accrued interest thereon and Enforcement Expenses). The Guarantee hereunder shall be binding upon and enforceable against FE Corp. without regard to the validity or enforceability of the Settlement Agreement against FEG.
b.     Subrogation; Contribution. FE Corp. will not exercise any rights which it may acquire as a result of any payment made hereunder with respect to the Settlement Amount (together with any accrued interest thereon and Enforcement Expenses), including any right of subrogation or contribution, unless and until all of the Settlement Amount (together with any accrued interest thereon and Enforcement Expenses) owed to the Railroads in respect thereof have been indefeasibly paid in full or otherwise satisfied. If such Settlement Amount (and any accrued interest thereon and any Enforcement Expenses) has been paid in full or otherwise satisfied, FE Corp. shall be entitled to exercise any right of subrogation or contribution arising as a result of such payment or satisfaction. If (a) FE Corp shall make payment to either Railroad of all or any part of the Settlement Amount (or any accrued interest thereon or any Enforcement Expenses) due and payable to such Railroad and (b) the Settlement Amount (and any accrued interest thereon and any Enforcement Expenses) shall be paid in full or otherwise satisfied, such Railroad will, at FE Corp.’s request and expense, execute and deliver to FE Corp. appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to FE Corp. of an interest in the Settlement Amount (and any accrued interest thereon and any Enforcement Expenses) resulting from such payment by FE Corp.
c.    Fraudulent Conveyance Savings Clause. FE Corp., FEG and the Railroads hereby agree that the obligations of FE Corp. under this Guarantee shall be limited to the maximum amount which, after giving effect to all other contingent and fixed liabilities of FE Corp., will result in the obligations of FE Corp. under this Guarantee not constituting a fraudulent transfer or conveyance for purposes of the United States Bankruptcy Code, the Ohio Uniform Fraudulent Transfer Act or any similar applicable federal or state law.
5.Allowance and Liquidation of Agreed Claims. Until the Settlement Amount, including any accrued interest thereon and Enforcement Expenses, is paid indefeasibly in full, the Railroads shall retain the Agreed Claim. In the event (i) the Chapter 11 Cases are filed and (ii) the Settlement Amount, including any accrued interest thereon and Enforcement Expenses, has not been paid in full, the Railroads shall have and be entitled to, without the need to file a proof of claim, execute or deliver any additional documents, or obtain entry of an order of any court including the bankruptcy court presiding over the Chapter 11 Cases, allowed claims (within the meaning of 11 U.S.C. § 502) for the Agreed Claims in liquidated amounts, up to the Asserted Amounts, as liquidated by the Arbitration Panel, or in amounts otherwise agreed to by the Settling Parties (the “Allowed Claims”). For the avoidance of doubt, the Allowed Claims shall be deemed withdrawn, without the need to execute or deliver any additional documents, or obtain entry of an order of any court including the bankruptcy court presiding over the Chapter 11 Cases, upon payment in full of the Settlement Amount, including any accrued interest thereon and Enforcement Expenses.

6.Consent to Lift the Automatic Stay. Only in the event the Chapter 11 Cases are filed and only with respect to the period of time after the No Interest End Date that the Accelerated Payment has not been paid by FE Corp., FEG shall consent to any motion by the Railroads to lift the automatic stay in the Chapter 11 Cases to permit the Arbitration Panel to liquidate the Agreed Claims. Any effort to quantify and liquidate the arbitration award shall be conducted by and before the Arbitration Panel already empaneled in connection with, and familiar with, these claims. In the event one or more of the members of the Arbitration Panel are not available, the Settling Parties shall proceed to select a new member(s) pursuant to the procedures established by the Railroads and FEG for the selection of the original Arbitration Panel (as reflected in the document titled “Arbitration Selection Process”) in September 2015. For the avoidance of doubt, upon indefeasible payment in full of the Settlement Amount, at any time, together with any interest thereon and Enforcement Expenses, the Railroads would not thereafter seek to lift the automatic stay for any reason.

7.Assumption and/ or Approval in the Chapter 11 Cases. In the event the Chapter 11 Cases are filed and within fourteen (14) calendar days of any demand by the Railroads, FEG shall file a motion in the bankruptcy court to assume the Settlement Agreement as an executory contract and/or for bankruptcy court approval of the Settlement Agreement under rule 9019 of the

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Federal Rules of Bankruptcy Procedure. Nothing contained in this Settlement Agreement is intended or should be construed as an admission by the Railroads that the Settlement Agreement is an executory contract.

8.Acts of Default. Acts of Default, as the term is used herein means:

a.    any situation in which FEG and/or FE Corp. as the guarantor, fail to pay the Settlement Amount (or any accrued interest thereon or Enforcement Expenses) in full or in part when such amounts become due and payable (whether at maturity, by acceleration, or otherwise);
b.    the commencement by FEG of the Chapter 11 Cases (or similar insolvency proceeding under applicable state law) or if an involuntary proceeding is commenced against FEG and (i) FEG consents to the institution of such proceeding, (ii) an order for relief shall have been issued or entered thereon, or (iii) an order dismissing the involuntary proceeding is not entered within 30 days;
c.    the occurrence of any bankruptcy or insolvency event in respect of FE Corp.; and
d.    except as otherwise specified in Paragraphs 11 and 24 herein, the failure of FEG and/or FE Corp. to comply with any of its covenants, undertakings, agreements or other obligations hereunder or the failure of any representation or warranty of FEG and/or FE Corp. hereunder to be true and correct when made.
For the avoidance of doubt, the Settlement Amount (together with any and all accrued and unpaid interest and unpaid Enforcement Expenses (as defined below) thereon) will, immediately and automatically, accelerate and become immediately due and payable in full, without notice or any other action, upon the occurrence of any Act of Default.
9.Releases.

a.Releases by the Railroads. Solely upon payment indefeasibly in full of the Settlement Amount, plus any accrued interest thereon and unpaid Enforcement Expenses, for good and valuable consideration, the sufficiency of which is hereby acknowledged, the Railroads, and their respective affiliates, officers, directors, employees, and agents, agree to release, waive, and discharge FirstEnergy, and its respective affiliates, officers, directors, employees, and agents, from any and all claims, interests, obligations, debts, rights, suits, damages, causes of action, remedies, and liabilities in connection with the Agreed Claims.

b.Releases by FirstEnergy. Solely upon payment indefeasibly in full of the Settlement Amount, plus any accrued interest thereon and unpaid Enforcement Expenses, for good and valuable consideration, the sufficiency of which is hereby acknowledged, FirstEnergy, and its respective affiliates, officers, directors, employees, and agents, agrees to release, waive, and discharge the Railroads, and their respective affiliates, officers, directors, employees, and agents, from any and all claims, interests, obligations, debts, rights, suits, damages, causes of action, remedies, and liabilities in connection with the Agreed Claims.

10.Supplemental Agreement. BNSF agrees that payment indefeasibly in full of the Settlement Amount plus any accrued interest thereon and unpaid Enforcement Expenses shall constitute full payment on the 3.5 million ton minimum volume requirement under the BNSF‑C‑12569 Contract for each and every year of the Contract’s term, and thus FEG shall not be liable or responsible for payment of any Liquidated Damages Charges in respect of 3.5 million tons of the annual Minimum Volume Requirement under the Supplemental Rail Transportation Agreement BNSF‑C-12572 between BNSF and FEG. BNSF agrees that, upon full and indefeasible payment of the Settlement Amount, FEG will be deemed to have paid liquidated damages in respect of 3.5 million tons of the annual Minimum Volume Requirement under BNSF-C-12572 for the years 2011-2025, such that FEG owes no Liquidated Damages Charges (or any other damages) related to 3.5 million tons of the Minimum Volume Requirement under BNSF-C-12572. For the avoidance of doubt, nothing herein impacts the recourse available to BNSF under the BNSF-C‑12572 Contract as to any shortfall tons relating to the remaining 2.5 million ton annual Minimum Volume Requirement under the BNSF-C-12572 Contract as to which payment has not been made in full by FirstEnergy and released by BNSF pursuant to this Paragraph 10.

11.Confidentiality and Disclosure. Except for disclosure as determined by securities counsel to be legally advisable, or otherwise required by law or court order, in the event any Settling Party intends to publicly disclose any of this Settlement Agreement or any documents related thereto, or the terms provided in any of the foregoing, the Settling Party shall: (a) promptly notify the other Settling Parties of the impending disclosure; and (b) endeavor to provide the Settling Parties with a copy of the disclosure at least three (3) business days before disclosure is made. For the avoidance of doubt, the Settling Parties shall be entitled to disclose this Settlement Agreement and any documents related thereto to their counsel, auditors, and other similar representatives. For the avoidance of doubt, and as specified in Paragraph 8(d) herein, a breach of or failure to comply with this Paragraph 11 shall not constitute an Act of Default as defined in Paragraph 8.

12.Fees and Costs. The Settling Parties shall bear their own costs and expenses, including legal fees and expenses, incurred in connection with the Settlement Agreement (including the negotiations leading up to the Settlement Agreement); provided, however, that if the Railroads shall file or be required to defend any action to enforce the terms of this Settlement Agreement (including, for the avoidance of doubt, in the Chapter 11 Cases), they shall be entitled to recover from FirstEnergy the costs, fees, and expenses associated with such action, including without limitation, reasonable attorneys’ fees (the “Enforcement Expenses”).

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Solely in the event of the Chapter 11 Cases, the Railroads shall not be entitled to recourse against the Debtors for any Enforcement Expenses.

13.Governing Law and Jurisdiction. The Settlement Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to such state’s choice of law provisions, which would require the application of the law of any other jurisdiction. Each Settling Party irrevocably and conditionally submits for itself and its property in any legal action or proceeding relating to this Settlement Agreement and any document related thereto, or for recognition and enforcement of any judgment in respect thereof, to the jurisdiction of the state and federal courts located within the City and County of New York, State of New York, and appellate courts from any thereof, including that the resolution of any dispute with respect to the guaranty provided by FE Corp. or payment of the Settlement Amount or Accelerated Payment may be resolved on summary adjudication in lieu of complaint under NY CPLR § 3213 or similarly applicable federal statute.

14.Amendment, Modification, and Waiver. This Settlement Agreement may be modified, altered, amended, or supplemented only by an agreement in writing signed by each Settling Party. No waiver of any provision of this Agreement will be effective unless made in a writing signed by the Settling Party making the waiver, nor will the waiver be extended to any other right, claim, or remedy. For the avoidance of doubt, the provisions of Paragraph 4 herein shall in no way affect, modify, or eliminate the rights of FE Corp. as set forth in this Paragraph 14.

15.Binding Effect. This Settlement Agreement shall be binding upon and inure to the benefit of each of the Settling Parties and upon their respective heirs, administrators, representatives, executors, successors and assigns.

16.Entire Agreement. This Settlement Agreement constitutes the entire agreement and understanding between the Settling Parties with respect to the subject matter hereof, and there are no representations, understandings, or agreements relative hereto which are not fully expressed herein. This Settlement Agreement may not be modified, altered, or amended in whole or in part except by a written instrument executed by each Settling Party.

17.Consultation with Advisors. The Settling Parties acknowledge that each of them have reviewed this Settlement Agreement in its entirety, have consulted such legal, tax, or other advisors as they deem appropriate and understand and agree to each of the provisions of this Settlement Agreement and further acknowledge that they have entered into this Settlement Agreement voluntarily.

18.Representations. Each Settling Party to this Settlement Agreement hereby acknowledges and represents that this Settlement Agreement is executed without reliance upon any agreement, promise, statement or representation by or on behalf of any party except as set forth herein, and each of the Settling Parties acknowledge that no other party hereto nor any agent or attorney of such has made any promises, representations or warranties whatsoever, whether expressed or implied, which are not contained herein in writing concerning the matters herein set forth.

19.Construction. This Settlement Agreement has been drafted through a cooperative effort of the Settling Parties, and no Settling Party shall be considered the drafter of this Settlement Agreement so as to give rise to any presumption of convention regarding construction of this document. All terms of this Settlement Agreement were negotiated in good faith and at arm’s‑length, and this Settlement Agreement was prepared and executed without fraud, duress, undue influence, or coercion of any kind exerted by any of the Settling Parties upon the other. The execution and delivery of this Settlement Agreement is the free and voluntary act of the Settling Parties.

20.Execution in Counterparts. This Settlement Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. All signatures of the Settling Parties may be transmitted by facsimile or by electronic mail, and such transmission will, for all purposes, be deemed to be the original signature of such Settling Party whose signature it reproduces, and will be binding upon such Settling Party.

21.Severability. If any provision of this Settlement Agreement is determined to be prohibited or unenforceable by reason of any applicable law of a jurisdiction, then such provision shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions thereof, and any such prohibition or unenforceability in such jurisdiction shall not invalidate or render unenforceable such provisions in any other jurisdiction.

22.Compliance with Applicable Law. The Settling Parties represent, warrant, and covenant that each document, notice, instruction, or request provided by each respective Settling Party shall comply with applicable laws and regulations. Where, however, the conflicting provisions of any such applicable law may be waived, they are hereby irrevocably waived by the Settling Parties to the fullest extent permitted by law, to the end that this Settlement Agreement shall be enforced as written.

23.No Third-Party Beneficiaries. Nothing in this Settlement Agreement, whether express or implied, shall be construed to give to any person or entity other than the Settling Parties any legal or equitable right, remedy, interest or claim under or in respect of this Settlement Agreement, with the exception of the Debtors, who shall be released in accordance with the terms set forth in paragraph 9 hereto.

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24.Adoption by the Arbitration Panel. The Settling Parties will, within 30 days of the execution of this Settlement Agreement, present the fully executed Settlement Agreement to the Arbitration Panel for its approval and adoption as a Consent Award pursuant to Rule 48(a) of the Commercial Arbitration Rules of the American Arbitration Association. For the avoidance of doubt, nothing in this paragraph shall impact the timing of payment of the Settlement Amount on or before the deadlines specified in Paragraph 3 of this Settlement Agreement. For the further avoidance of doubt, and as specified in Paragraph 8(d) herein, a breach of or failure to comply with this Paragraph 24 shall not constitute an Act of Default as defined in Paragraph 8.

25.No Assignments. No Settling Party hereto may assign its rights or delegate its duties or obligations hereunder without the prior written consent of each other Settling Party hereto and any such assignment or delegation without such prior written consent shall be null and void ab initio.

26.Settlement Payment Instructions. Payment shall be made using the following bank and routing information.

Bank Name:                     The Northern Trust Company
Bank Address:                 50 S. LaSalle St, Chicago, IL 60603
Bank ABA:                        #########
Account Name:                 #########
Account Number:             #########

IN WITNESS WHEREOF, the Settling Parties have executed this Settlement Agreement in multiple counterparts, each of which shall be considered an original, as of the date set forth above.

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BNSF Railway Company

By: /s/ Stevan B. Bobb
(Signature)

Stevan B. Bobb
(Printed Name)

Executive Vice President and Chief Marketing Officer
Title

5/1/2017
Date

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CSX Transportation, Inc.

By: /s/ Fredrik Eliasson
(Signature)

Fredrik Eliasson
(Printed Name)

EVP S&M CSX
Title

5/1/2017
Date

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FirstEnergy Corp.

By: /s/ Charles Jones
(Signature)

Charles E. Jones
(Printed Name)

President and Chief Executive Officer
Title

5/1/2017
Date

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FirstEnergy Generation, LLC

By: /s/ Donald A. Moul
(Signature)

Donald A. Moul
(Printed Name)

President, FirstEnergy Generation LLC
Title

5/1/2017
Date

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